PARTICIPATION AND SERVICES AGREEMENT
Between

Security Benefit Life Insurance Company

and

BlackRock Advisors, LLC

BlackRock Fund Advisors

and

BlackRock Investments, LLC

THIS AGREEMENT, is entered into as of the 20th day of April , 2012, and is effective May 1, 2012, by and between Security Benefit Life Insurance Company, (the “Company”), a stock life insurance company organized under the laws of the State of Kansas, on its own behalf and on behalf of each segregated asset account of the Company currently in existence or hereafter created, as set forth on Schedule A hereto (each account hereinafter referred to individually as an “Account” and collectively as the “Accounts”), BlackRock Fund Advisors (“BFA”), BlackRock Advisors, LLC (“BAL”, and together with BFA, the “Adviser”), BAL and BFA each serving as the investment adviser for certain of the Portfolios (as defined below) of the open-end registered investment companies in the BlackRock fund complex (each of such registered investment companies, excluding BlackRock Variable Series Funds, Inc., BlackRock Series Fund, Inc., BlackRock Liquidity Funds, Funds for Institutions Series, FDP Series, Inc., and Managed Account Series (restricted series only), now or hereafter existing, hereinafter referred to individually as the Fund and collectively as the “Fund” or “Funds”), and BlackRock Investments, LLC (“BRIL”).

WHEREAS, BlackRock Investments, LLC (“BRIL”, and collectively with the Fund and the Adviser, the “Fund Parties”) serves as the principal underwriter or distributor of each of the series of Shares (“Shares”) of the portfolios of the Fund (each such portfolio now existing or hereafter existing, a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940 (the “1940 Act”), and Shares of the Portfolios are registered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Company has issued or will issue certain variable annuity contracts supported wholly or partially by the Accounts (the “Contracts”) to Contract owners (“Contract owners”), and said Contracts are listed in Schedule A hereto; and

WHEREAS, the Accounts are duly established and maintained as segregated asset accounts by the Company to set aside and invest assets attributable to the aforesaid Contracts; and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase Shares in the various Portfolios of the Fund on behalf of the Accounts to fund the aforesaid Contracts;

NOW, THEREFORE, in consideration of their mutual promises, the parties agree as follows:

ARTICLE I.  Sale of Shares of the Portfolios

1.1           (a)           Subject to Article IX hereof, the Adviser agrees to make available to the Company for purchase on behalf of the Accounts, Shares of the Portfolios in accordance with this Agreement and the provisions of the then-effective prospectuses and Statements of Additional Information (“SAIs”) of the Portfolios (collectively, “Prospectuses”, with the then-effective prospectus and SAI of one Portfolio being referred to as the “Prospectus”).  BRIL hereby appoints the Company as an agent of the Fund for the limited purpose of receiving and accepting purchase and redemption requests on behalf of the Accounts (but not with respect to any Shares that may be held in the general account of the Company) for Shares of those Portfolios made available hereunder, based on allocations of amounts to the Accounts or subaccounts thereof under the Contracts and other transactions relating to the Contracts or the Accounts. Receipt and acceptance of any such request (or relevant transactional information therefor) on any day the New York Stock Exchange is open for business (a "Business Day") pursuant to the rules of the Securities and Exchange Commission (“SEC”) by the Company as such limited agent of the Fund prior to the time that the Fund ordinarily calculates its net asset value as described from time to time in the Fund’s prospectus shall constitute receipt and acceptance by the Portfolio on that same Business Day, provided that the Adviser or its designee receives notice of such request on the next following Business Day by the relevant time specified in this Agreement (depending on the method of communication used). The Company shall disclose to its Contract owners that they are transacting business with the Company only and not with the Fund Parties and that, except as otherwise specifically stated in this Agreement, they shall look only to the Company and not to the Fund Parties for resolution of account problems or discrepancies.

(b)           Orders for the purchase of Investor A Shares of a Portfolio shall be executed at the net asset value per share for Investor A Shares, and (ii) all orders for the redemption of Investor A Shares of a Portfolio shall be executed at the net asset value per share for Investor A Shares.  The Directors or Trustees, as applicable, of the Fund (the “Directors”) may refuse to sell Shares of any Portfolio to any person (including the Company and the Accounts), or suspend or terminate the offering of Shares of any Portfolio, upon written communication to the Company, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Directors when acting in good faith and in light of their fiduciary duties under federal and any applicable state laws, they deem such actions necessary and in the best interests of the shareholders of such Portfolio.

(c)           The Fund will not establish an account for each Contract owner but will establish as many Fund Accounts on its books (collectively, the “Fund Account”) as is mutually agreed between the Company and the Adviser.  In connection with such Fund Accounts, the Company represents and warrants that it has the authority to act on behalf of the Accounts and the Contract owners.  The Adviser or its designee shall designate each Fund Account with an account number.  Account numbers will be the means of identification when transactions and other activities are engaged in with respect to the accounts.

(d)           The Fund or its designee will compute the closing net asset value and any dividend, income accrual, and capital gains information for the Portfolios as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time, the “Close of Trading”) on each Business Day and as described in the applicable Portfolio’s Prospectus.  The Adviser or its designee will use its commercially reasonable efforts to communicate to the Company such information by 7:00 p.m. Eastern Time on each Business Day.  In the event an adjustment is made to the computation of the net asset value of Shares of the Portfolios as reported to the Company, the Adviser or its designee shall notify the Company promptly after discovering the need for any such adjustment. If an adjustment is to be made to correct an error which has caused the Fund Account to receive an amount different from that to which it is entitled, the Portfolio shall make all necessary adjustments to Shares owned in the Fund Account. In the event that any such material error is the result of the gross negligence of the Fund or its designee, the Adviser shall be liable for the Company’s out-of-pocket expenses and other direct costs or losses related to adjustments made as a result of a pricing error in an amount not to exceed $1,000 per day and not to exceed $5000 per occurrence. Notification may be made in the following manner:

(i)           Fund/SERV Transactions.  If the parties choose to use the National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) system, any corrections to a Portfolio’s prices for the prior trade date will be submitted through the Mutual Fund Profile with the correct prices and applicable date.  If the corrections are dated later than trade date plus one, a facsimile or electronic transmission should be sent in addition to the Mutual Fund Profile submission; or

(ii)           Manual Transactions.  If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, any corrections to a Portfolio’s prices should be communicated by facsimile or by electronic transmission, and will include for each day on which an adjustment has occurred the incorrect Portfolio price, the correct price, and, to the extent communicated to Portfolio shareholders, the reason for the adjustment.  The Company may send this notification or a derivation thereof (so long as such derivation is approved in advance by the Adviser) to Contract owners whose Contracts are affected by the adjustment.

(e)           If the parties choose to use Fund/SERV, the following provisions shall apply:

 The Company and the Adviser or its designee will be bound by the terms of the Fund/SERV Agreement filed by each with the NSCC.  Without limiting the generality of the following provisions of this section, the Company and the Adviser or its designee each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

 Any information transmitted through NSCC’s Networking system (“Networking”) by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC.  Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

 On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Fund Account received by the Company prior to the Close of Trading on each Business Day.  The Company shall communicate to the Adviser or its designee for that Business Day, by Fund/SERV, the net aggregate purchase or redemption orders (if any) for each Fund Account received by the Close of Trading on such Business Day (the “Trade Date”) no later than 6:00 a.m. Eastern Time on the Business Day following the Trade Date.  All orders received by the Company after the Close of Trading on a Business Day shall not be transmitted to NSCC prior to the following Business Day.  The Adviser or its designee shall treat all trades communicated to the Adviser or its designee in accordance with this provision as if received prior to the Close of Trading on the Trade Date.

 All orders are subject to acceptance by the Adviser or its designee and become effective only upon confirmation by the Adviser or its designee. Upon confirmation, the Adviser or its designee will verify total purchases and redemptions and the closing share position for each Fund Account.  In the case of delayed settlement, the Adviser or its designee shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the 1940 Act. Such wires should be sent to

UMB Bank

ABA#:  101000695

Account Title: Security Benefit Life Operating Account

Account No.:9870848783

Reference: trade settlement

(f)           If the parties choose not to use Fund/SERV, if there are technical problems with Fund/SERV, or if the parties are not able to transmit or receive information through Fund/SERV, the following provisions shall apply:

Next Day Transmission of Orders.  On each Business Day, the Company shall aggregate and calculate the net purchase and redemption orders for each Fund Account received by the Company prior to the Close of Trading on such Business Day.  By 9:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the next following Business Day, the Company shall communicate to the Adviser or its designee by facsimile or, in the Company’s discretion, by telephone or any other method agreed upon by the parties, the net aggregate purchase or redemption orders (if any) for each Fund Account received by the Close of Trading on the prior Business Day (the “Trade Date”).  All orders communicated to the Fund or its designee by the 9:00 a.m. deadline (or such other time as may be agreed by the parties from time to time) shall be treated by the Adviser or its designee as if received prior to the Close of Trading on the Trade Date.

Purchases.  With respect to purchase orders placed by the Company by 9:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the first Business Day following the Trade Date, the Company or its designee, in accordance with written instructions previously provided by the Fund or its designee to the Company, will use its commercially reasonable efforts to initiate by wire transfer to the Adviser or its designee purchase amounts by 4:00 p.m. Eastern Time on the next Business Day following the Trade Date (unless the Adviser or its designee determines and so advises the Company that sufficient proceeds are available from redemption of shares of other Portfolios effected pursuant to redemption requests tendered by the Company).  In the event that the Company shall fail to pay in a timely manner (which shall be deemed to occur no earlier than the close of the FedWire System on the next Business Day following the Trade Date) for any purchase order validly received by the Adviser or its designee, the Company shall hold the Fund Parties and BAL’s designee harmless from any direct losses reasonably sustained by any of the Fund Parties or BAL’s designee as the result of acting in reliance on such purchase order.

Redemptions.  With respect to redemption orders placed by the Company by 9:00 a.m. Eastern Time (or such other time as may be agreed by the parties from time to time) on the first Business Day following the Trade Date, the Adviser or its designee will use its commercially reasonable efforts to initiate by wire transfer to the Company or its designee proceeds of such redemptions by 4:00 p.m. Eastern Time on the next Business Day following the Trade Date (unless redemption proceeds are to be applied to the purchase of shares of other Portfolios in accordance with this Agreement).  In the event that the Adviser or its designee shall fail to pay in a timely manner (which shall be deemed to occur no earlier than the close of the FedWire System on the next Business Day following the Trade Date) for any redemption order validly received by the Adviser or its designee, the Adviser and/or BRIL shall hold the Company harmless from any direct losses reasonably sustained by the Company as the result of acting in reliance on such redemption order.

Unless otherwise informed in writing, redemption wires should be sent to:

UMB Bank

ABA#: 101000695

Account Title: Security Benefit Life Operating Account

Account No.:9870848783

Reference: trade settlement

Confirmation.  By Trade Date plus two Business Days, purchase and redemption trades may be confirmed through one of the following methods: Access through the following website www.advisorcentral.com or direct calls to the Portfolio, its transfer agent or the Adviser.

(g)           The Adviser or its designee shall provide the Company with all income, dividends or capital gain distribution information in accordance with the applicable Prospectus.  The distribution information may include the applicable ex-date, record date, payable date, distribution rate per share, record date share balances, cash and reinvested payment amounts.  The Company, on its behalf and on behalf of the Accounts, hereby elects to receive all such dividends and distributions as are payable on any Portfolio’s Shares in the form of additional Shares of that Portfolio.  The Company reserves the right, on its behalf and on behalf of the Accounts, to revoke this election and to receive all such dividends and capital gain distributions in cash.  The Portfolio shall notify the Company of the number of Shares of the Portfolio so issued as payment of such dividends and distributions.

 (h)           The Company will not aggregate orders received from its Contract owners at or after the Close of Trading with orders received before the Close of Trading, and warrants that its internal control structure concerning the processing and transmission of orders is suitably designed to prevent or detect on a timely basis orders received at or after the Close of Trading from being aggregated with orders received before the Close of Trading and to minimize errors that could result in late transmission of orders.

1.2.           Issuance and transfer of Shares of the Portfolios shall be by book entry only.  Share certificates will not be issued to the Company or the Accounts.  Purchase and redemption orders for Shares of the Portfolios shall be recorded in an appropriate ledger for the Accounts or the appropriate subaccount of the Accounts.

1.3.          (a)           The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive in any respect; the Portfolios’ Shares may be sold to other financial intermediaries and the cash value of the Contracts may be invested in other investment companies.

  (b)           The Company shall not, without prior notice to the Adviser (unless otherwise required by applicable law), take any action to operate the Accounts as a management investment company under the 1940 Act.

(c)           The Company shall not, without prior notice to the Adviser (unless otherwise required by applicable law), induce Contract owners to change or modify the applicable Portfolio or change the Portfolio's investment adviser.

1.4           The Company shall not, without prior notice to the Adviser, induce Contract owners to vote on any matter submitted for consideration by the shareholders of the Portfolio in a manner other than as recommended by the Board.

1.5           The Fund reserves the right to reject any purchase orders for any reason, including, but not limited to, if the Fund, in its sole opinion, believes the Company’s Contract owners(s) is/are engaging in short-term or excessive trading into and out of a Portfolio or otherwise engaging in trading that may be disruptive to a Portfolio (“Market Timing”).  The Company acknowledges that the Portfolios are intended for long term investment purposes and not for Market Timing, other forms of excessive short term trading or other activity described in the Prospectus as being inappropriate or impermissible, and represents that it has adopted policies and procedures and controls (trade blocks) reasonably designed to identify and curtail excessive short term trading in interests in the Accounts. Failure of the Fund to reject any purchase orders that might be deemed to be Market Timing shall not constitute a waiver of the Fund’s rights under this section.  Pursuant to Rule 22c-2 under the 1940 Act, the Adviser and the Company agree to comply with the terms included in the attached Schedule D as of the effective date of this Agreement.

1.6           (a)           The Company shall provide certain administrative and other services for the Fund (the “Operational Services”).  Operational Services shall include, but not be limited to:  promotion and marketing, retention of assets maintained in the Portfolios, sub-accounting services, establishment and maintenance of accounts and records, assistance in processing purchase and redemption transactions, providing periodic statements with those of other transactions and balances in other accounts serviced by the Company, if any, and such other information and services as the Adviser or its designee may reasonably request and are agreed to by the Company.  The Fund has adopted a plan pursuant to Rule 12b-1 to finance distribution expenses for certain Portfolios, and BRIL may pay fees under such plan to the Company or to a designated affiliate under a separate written agreement between such parties.  The services provided in exchange for such payments are separate from the Operational Services.  The Company and its employees will, upon reasonable request, be available during normal business hours to consult with the Fund Parties or their designees concerning the performance of the Operational Services under this Agreement.  The Company agrees that any orders transmitted to the Fund or its designees are subject to the terms and conditions of the then-current Prospectuses (including, without limitation, those provisions regarding the purchase, exchange and redemption of Shares of the Portfolios and policies to deter market timing and other inappropriate trading activity such as any redemption fee (“Redemption Fee”) and any limitations on exchanges) and this Agreement and are subject to acceptance or rejection by the Fund in its sole discretion.  The Company’s handling of orders for transactions of Shares of the Portfolios shall comply with the Company’s internal policies and procedures, which the Company believes to be appropriate and sufficient with regard to the handling of Fund orders on a timely basis and which the Company believes provide adequate controls and procedures to ensure ongoing compliance with all applicable law.

(b)           The Company may retain third parties to provide Operational Services on its behalf. Any third party retained by the Company to provide Operational Services on its behalf shall be subject to the terms and conditions of this Agreement to the same extent as the Company.  The Company shall be responsible to ensure that any such party discharges its obligations consistent with the provisions of this Agreement, and the Company shall be responsible for any action or inaction of any such party in connection with this Agreement to the same extent as if such action or inaction were that of the Company.

1.7           Recordkeeping and other administrative services to Contract owners shall be the responsibility of the Company and shall not be the responsibility of the Fund Parties.  Fund Parties will not maintain separate accounts for Contract owners.  Upon the reasonable request of one party to another, the party to which the request is being made shall provide copies of all records that it maintains relating to transactions contemplated by this Agreement.

1.8           Notwithstanding anything to the contrary in this Agreement, obligations of the Adviser under any Article of the Agreement to distribute information or materials to the Company shall be satisfied upon the provision of the information or materials to the applicable broker dealer of record, which is currently the Company’s affiliated broker dealer.

ARTICLE II.  Representations and Warranties

2.1           (a)           The Adviser and BRIL each hereby represents and warrants to the Company that:

(i)           It has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(ii)           This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

(iii)           No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; and

(iv)           The execution, performance and delivery of this Agreement by it will not result in it violating any applicable law or breaching or otherwise impairing any of its contractual obligations; and

(b)           The Adviser hereby represents and warrants to the Company that:

(i)           Each Portfolio is qualified as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Adviser will make every effort to maintain such qualification (under Subchapter M or any successor or similar provision) and that it will notify the Company promptly upon having a reasonable basis for believing that a Portfolio has ceased to so qualify or that it might not so qualify in the future.  Upon the reasonable request of the Company, the Adviser shall provide the Company or its designee with reports certifying compliance with Subchapter M qualification requirements.

(c)           The Company hereby represents and warrants to the Adviser and BRIL that:

(i)           It has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(ii)           This Agreement constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with its terms;

(iii)           No consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iv)           The fees paid to it pursuant to this Agreement are reasonable in relation to the services it provides and reasonably similar to fees it receives for equivalent services provided to other parties;

(v)           The execution, performance and delivery of this Agreement by the Company will not result in it violating any applicable law or breaching or otherwise impairing any of its contractual obligations; and

(vi)           It is an insurance company duly organized and in good standing under applicable law.

2.2           The Company also represents and warrants that the Contracts (a) are, or prior to issuance will be, registered under the 1933 Act, or (b) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act.  The Company further represents and warrants that the Contracts will be issued, qualified and sold in compliance in all material respects with all applicable federal securities and state securities and insurance laws and all other applicable laws.  The Company further represents and warrants that it has legally and validly established the Accounts as segregated asset accounts under Kansas insurance laws, and the Accounts will comply in all material respects with all applicable federal and state laws and regulations. The Company further represents and warrants that it (a) has registered or, prior to any issuance or sale of the Contracts, will register the Accounts as unit investment trusts (i) in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts and (ii) in compliance in all material respects with all applicable laws, or alternatively (b) has not registered the Accounts in proper reliance upon an exclusion from registration under the 1940 Act.  The Company shall amend the registration statement of the Contracts under the 1933 Act and under the 1940 Act from time to time if required by applicable law or as required in order to effect the continuous offering of the Contracts.

2.3           The Adviser represents and warrants that Shares of the Portfolios sold pursuant to this Agreement shall be registered under the 1933 Act, shall be duly authorized for issuance in compliance in all material respects with applicable state and federal securities laws and all other applicable laws and that the Fund is registered under the 1940 Act. The Adviser will notify the Company promptly upon having a reasonable basis for believing that the Fund is no longer registered under the 1940 Act or that it might not be so registered in the future. The Fund shall amend the registration statement for its Portfolios’ Shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its Shares.  The Fund shall register and qualify the Portfolios’ Shares for sale in accordance with the laws of the various states only if and to the extent deemed advisable by the Fund.

2.4           The Company hereby certifies that it has established and shall, during the term of the Agreement, maintain an anti-money laundering (“AML”) program that includes written policies, procedures and internal controls reasonably designed to identify its Contract owners and has undertaken appropriate due diligence efforts to “know its customers” in accordance with all applicable anti-money laundering regulations in its jurisdiction including, but not limited to, the USA PATRIOT Act of 2001 (the “Patriot Act”).  The Company further confirms that it will monitor for suspicious activity in accordance with the requirements of the Patriot Act and any other applicable laws and regulations.  The Company agrees to provide the Fund Parties with such information as they may reasonably request, including but not limited to, the filling out of questionnaires, attestations and other documents, to enable the Fund Parties to fulfill their obligations under the Patriot Act, and, upon request, to file a notice pursuant to Section 314 of the Patriot Act and the implementing regulations related thereto to permit the voluntary sharing of information between the parties hereto.  Upon filing such a notice the Company agrees to forward a copy to the Adviser, and further agrees to comply with all requirements under the Patriot Act and implementing regulations concerning the use, disclosure, and security of any information that is shared.  Subject to legal restrictions, the Company will, upon request, promptly provide to the Adviser evidence of those policies and procedures and the Company’s compliance therewith and/or evidence establishing the identities and sources of funds for each purchase of Shares of the Portfolios.  To the best of the Company’s knowledge none of its customer(s): (i) is a country, territory, individual entity or organization named on any “watch list” issued by the Office of Foreign Assets Control (“OFAC”); or (ii) is on any similar list issued by the government of any jurisdiction in which the Company is doing business; or (iii) is otherwise publicly identified on any similar list of sanctioned persons issued publicly or directly to the Company by a regulator or other government-affiliated bureau, agency or organization in any jurisdiction in which the Company is doing business.  The Company has established procedures to identify customer(s) on such lists.  The Company acknowledges and agrees that the Fund Parties are not responsible for the Company’s compliance with applicable law.

2.5           The Company acknowledges and agrees that it is the responsibility of the Company to determine investment restrictions under state insurance law applicable to any Portfolio, and that the Fund Parties shall bear no responsibility to the Company, for any such determination or the correctness of such determination. The Company has determined that the investment restrictions set forth in the current prospectuses of the Portfolios are sufficient to comply with all investment restrictions under state insurance laws that are currently applicable to the Portfolios as a result of the Accounts’ investment therein. The Company shall inform the Adviser of any additional investment restrictions imposed by state insurance law after the date of this Agreement that may become applicable to the Fund or any Portfolio from time to time as a result of the Accounts’ investment therein. Upon receipt of any such information from the Company, the Fund shall determine whether it is in the best interests of shareholders to comply with any such restrictions. If the Fund determines that it is not in the best interests of shareholders to comply with a restriction determined to be applicable by the Company, the Adviser shall so inform the Company, and the Adviser and the Company shall discuss alternative accommodations in the circumstances.

2.6.           The Adviser represents and warrants that each Fund is lawfully organized and validly existing under the laws of the State of its incorporation and that it does and will comply in all material respects with the applicable provisions of the 1940 Act, including without limitation, Rule 38a-1 under the 1940 Act.

2.7.           The Adviser represents and warrants that it is registered as an investment adviser with the SEC.

2.8.           The Adviser represents and warrants that all of its and the Fund’s trustees/directors, officers, employees, and other individuals or entities dealing with the money and/or securities of the Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time.  The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

ARTICLE III.  Prospectuses and Proxy Statements; Voting

3.1           Unless otherwise specified in Schedule B, the Adviser or its designee shall provide the Company with as many printed copies of the then-current prospectus, then-current SAI, supplements, proxy statements, and annual or semi-annual reports of each Portfolio (for distribution to Contract owners with value allocated to such Portfolios) as the Company may reasonably request, with reasonable expenses to be borne in accordance with Schedule B hereof, provided that the provision of such documents shall not be required to be made any sooner than promptly after the filing of such document(s) with the SEC or other regulatory authorities If requested by the Company in lieu thereof, the Adviser or its designee shall provide a print-ready PDF as specified in Schedule B hereof. The Adviser shall provide such other assistance as is reasonably necessary in order for the Company to have prospectuses, SAIs, supplements and annual or semi-annual reports printed together in a single document or posted on the Company’s web-site or printed individually by the Company if it so chooses.  If the Company prints such documents (as referenced in Schedule B), Company agrees that any printer it selects shall be a reputable printer within the industry.

3.2           The Adviser shall provide the Company with information regarding the Portfolios’ expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive document relating to a Contract.

3.3           So long as, and to the extent the Securities and Exchange Commission (“SEC”) continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners, or to the extent otherwise required by law, the Company shall, at the Company’s option, follow one of the two methods described below to provide pass-through voting privileges to Contract owners:

(a)           Provide a list of Contract owners with value allocated to a Portfolio as of the record date to the Adviser or its designee in order to permit the Fund to send solicitation material and gather voting instructions from Contract owners on behalf of the Company.  The Company shall also provide such other information to the Adviser as is reasonably necessary in order for the Fund to properly tabulate votes for Fund initiated proxies.  In the event that the Company chooses this option, the Adviser shall be responsible for properly “echo voting” Shares of a Portfolio for which no voting instructions have been received.

(b)           Solicit voting instructions from Contract owners itself and vote Shares of the Portfolio in accordance with instructions received from Contract owners.  The Company shall vote the Shares of the Portfolios for which no instructions have been received in the same proportion as Shares of the Portfolio for which instructions have been received.

The Company and its agents will in no way recommend or oppose or interfere with the solicitation or voting of proxies for Shares of the Portfolios held by Contract owners without the prior written consent of the Fund, which consent may be withheld in the Fund’s sole discretion.

3.4           The Company reserves the right to vote Shares of the Portfolios held in its general account in its own right, to the extent permitted by applicable laws.

3.5           If the Adviser and the Company agree to distribute Fund summary prospectuses to Contract owners pursuant to Rule 498 of the 1933 Act, as set forth in Schedule C of this Agreement, then each party to the Agreement represents and warrants that it complies with the requirements of Rule 498 and applicable SEC guidance regarding the Rule in connection therewith, and that it maintains policies and procedures reasonably designed to ensure that it can meet its obligations in connection with Fund summary prospectuses. The parties agree to comply with the terms included in the attached Schedule C as of the effective date of this Agreement.

3.6           Upon request, the Company will provide to the Fund Parties, or their designee, at least one complete copy of all prospectuses (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), SAIs, reports to shareholders, other communications to shareholders , solicitations for voting instructions, and all amendments to any of the above, that relate to the Contracts or the Accounts, provided that the provision of such documents shall not be required to be made any sooner than promptly after the filing of such document(s) with the SEC or other regulatory authorities.  The Company agrees to promptly advise the Fund or the Adviser if it receives notice of any of the following: (1) any customer complaint, litigation initiated or threatened, or communication by a regulatory authority which relates to a Portfolio or to a transaction in Shares by the Company contemplated by this Agreement; or (2) any notice of an examination by any regulatory agency or self-regulatory organization that has resulted in a material compliance deficiency which relates to a Portfolio or to a transaction in Shares by the Company contemplated by this Agreement; and Company agrees to promptly provide the Fund Parties with such information and documentation thereon as the Fund Parties may request.

3.7           At the reasonable request of the Adviser or its designee, the Company shall furnish, or shall cause to be furnished, as soon as practical, to the Adviser or its designee copies of the following reports:

(a) the Company’s annual financial report (prepared under generally accepted accounting principles (“GAAP”, if any);

(b) the Company’s quarterly statements, if any;

(c) any financial statement, proxy statement, notice or report of the Company sent to policyholders; and

(d) any registration statement (without exhibits) and financial reports of the Company filed with any state insurance regulator.

3.8           The Fund will work with the Company so as to facilitate the solicitation of proxies from Contract owners in an orderly manner.

ARTICLE IV.  Sales Material and Information

4.1.           The Company shall furnish, or shall cause to be furnished, to the Adviser or its designee, each piece of sales literature or other promotional material that the Company develops and in which the Fund (or a Portfolio thereof), BRIL, the Adviser, or any other entity with “BlackRock” in its name is named (“Company Materials”).  No Company Materials shall be used until approved by the Adviser or its designee, and the Adviser or its designee will use its best efforts for it or its designee to review the Company Materials within five (5) Business Days after receipt of such materials.  Company Materials not approved or disapproved within five (5) Business Days shall be deemed approved.  The Adviser or its designee reserves the right to review Company Materials at any time upon request made by the Adviser or its designee to the Company and may reasonably object to the continued use of any Company Materials. No Company Materials shall be used if the Adviser or its designee so objects. Notwithstanding the foregoing, the Company shall not be required to provide Company Materials to the Adviser or its designee if such Company Materials contain only the name and/or logo of the BlackRock entity or Fund (or a Portfolio thereof).  In addition, Company need not furnish, or caused to be furnished, to the Adviser or its designee revisions to Company Materials previously approved by the Adviser or its designee (“Updated Company Materials”) unless the Company Materials on which they are based have been materially changed.  The Adviser or its designee also reserves the right to review Updated Company Materials at any time upon request made by the Adviser or its designee to the Company.  The Adviser or its designee may reasonably object to the continued use of any Updated Company Materials.  No Updated Company Materials shall be used if the Adviser or its designee so objects.

4.2.           The Company shall not give any information or make any representations or statements on behalf of the Fund (or a Portfolio thereof) or concerning the Fund, BRIL, the Adviser or any other entity with “BlackRock” in its name in connection with the sale of the Contracts other than the information or representations contained in the registration statement or prospectus or SAI for the Shares, as such registration statement and prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the Fund, or in sales literature or other promotional material approved by the Adviser or its designee, except with the permission of the Adviser or its designee.

4.3           The Adviser or its designee, shall furnish, or cause to be furnished, to the Company, each piece of sales literature or other promotional material that is developed and in which the Company and/or the Accounts are named.  No such material shall be used until approved by the Company, and the Company will use its best efforts to review such sales literature or promotional material within five (5) Business Days after receipt of such material.  Materials not approved or disapproved within five (5) Business Days shall be deemed approved.  The Company reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Company and/or the Accounts are named, and no such material shall be used if the Company so objects.

4.4.           The Fund Parties shall not give any information or make any representations on behalf of the Company or concerning the Company, the Accounts, or the Contracts other than the information or representations contained in a registration statement, prospectus (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), or SAI for the Contracts, as such registration statement, prospectus, or SAI may be amended or supplemented from time to time, or in published reports for the Accounts which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company, except with the permission of the Company.

ARTICLE V.  Fees and Expenses For Sale of Shares

5.1           The Company shall be paid no fee or other compensation for services which are primarily intended to result in the sale of Shares unless the parties enter into a separate agreement for the payment to the Company of such fees.

5.2           The Adviser and the Company shall bear reasonable expenses incurred in connection with the performance of this Agreement in accordance with Schedule B hereof.

ARTICLE VI.  Fees and Expenses For Operational Services

6.1           With respect to the Operational Services provided pursuant to this Agreement, the Adviser and/or the Portfolios will pay the Company fees as set forth in Exhibit A hereto, as may be amended from time to time pursuant to Section 12.7. For the purpose of computing payments to the Company under this Article VI with respect to any Account, the average daily assets attributable to Shares of a Portfolio held in the Fund Account for any calendar quarter will be computed by totaling the share net asset value multiplied by total number of Shares of the Portfolio held in the Fund Account on each calendar day during the calendar quarter and dividing by the total number of calendar days during such calendar quarter.

6.2           Notwithstanding anything herein to the contrary, the Adviser shall not be obligated to make any payments under this Agreement that exceed the maximum amounts permitted under any applicable rule or regulation, including any rule promulgated by the Financial Industry Regulatory Authority (“FINRA”) (the “Applicable Limitations”).  The Company agrees that any amount due under this Agreement that the Adviser determines to be in excess of the Applicable Limitations may be paid by another entity designated by the Adviser (an “Alternative Payer”).  Any decision to designate an Alternative Payer shall be within the sole discretion of the Adviser, subject to the consent of the Company, which consent will not be unreasonably withheld.  The Adviser agrees that: (i) the Company or its designee may submit a single bill for monies owed under this Agreement; (ii) the Adviser shall be solely responsible to ensure that any Applicable Limitations are not exceeded; and (iii) the Adviser shall be responsible to ensure that any Alternative Payer discharges its obligations consistent with the provisions of this Agreement.

6.3           The Company will furnish Fund Parties or their designees with such information as they may reasonably request (including, without limitation, periodic certifications confirming the provision of the Operational Services), and will otherwise cooperate with Fund Parties and their designees (including, without limitation, any auditors designated by the Fund), in connection with the preparation of reports to the Board of Trustees or Directors concerning this Agreement and the monies paid or payable pursuant hereto, as well as any other reports or filings that may be required by law.

6.4           Notwithstanding any termination of this Agreement in accordance with Article IX, the Adviser, the Portfolios, and/or any Alternative Payer shall remain obligated to pay fees under this Article VI and as set forth in Exhibit A with respect to any Shares of the Portfolios held in the Accounts as of the date of termination and with respect to any additional Shares of the Portfolios permitted to be purchased pursuant to Section 9.2, so long as (i) the Company continues to provide Operational Services with respect to such Shares in conformity with the terms and conditions of the Agreement, and (ii) the Company otherwise complies with the terms and conditions of the Agreement.

ARTICLE VII.  Indemnification

7.1           (a)           The Company agrees to indemnify and hold harmless the Fund Parties and each of their respective trustees/directors and officers, employees and agents and each person, if any, who controls any of the Fund Parties within the meaning of Section 15 of the 1933 Act (collectively, the “Indemnified Parties” for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or expenses (including the reasonable costs of investigating or defending any loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, to the extent that such Losses:

(i)           arise out of or are based upon any untrue statement of any material fact contained in the registration statement, prospectus (which shall include a written description of a Contract that is not registered under the 1933 Act), or SAI for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of the Fund Parties for use in the registration statement, prospectus or SAI for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts, or

(ii)   arise out of or as a result of statements or representations by or on behalf of the Company (other than statements or representations contained in the registration statement, prospectus, SAI, or sales literature of the Fund or any amendment thereof or supplement thereto not supplied by the Company or persons under its control) or wrongful conduct of the Company or its agents or persons under the Company's authorization or control, with respect to the sale or distribution of the Contracts or Shares of the Portfolios, or

(iii) arise out of any untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature of the Fund or any amendment thereof or supplement thereto or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to the Fund Parties by or on behalf of the Company; or

(iv) arise as a result of any material failure by the Company to provide the services or furnish the materials under the terms of this Agreement; or

(v) arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company;

as limited by and in accordance with the provisions of Sections 7.1(b) and 7.1(c) hereof.

(b)           The Company shall not be liable under this indemnification provision with respect to any Losses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance of such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of its obligations or duties under this Agreement.

(c)           The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision.  In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action.  The Company also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action.  After notice from the Company to such party of the Company's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

7.2           (a)           BRIL and the Adviser agree to indemnify and hold harmless the Company and each of its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the "Indemnified Parties" for purposes of this Section 7.2) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of BRIL and the Adviser) or expenses (including the reasonable costs of investigating or defending any loss, claim, damage, liability or expense and reasonable legal counsel fees incurred in connection therewith) (collectively, “Losses”) to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, to the extent that such Losses:

(i)           arise out of or are based upon any untrue statement of any material fact contained in the registration statement or prospectus or SAI or sales literature of the Fund (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission was made in reliance upon and in conformity with information furnished to the Fund Parties by or on behalf of the Company for use in the registration statement, prospectus or SAI for the Fund or in sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Shares of the Portfolios; or

(ii)           arise out of or as a result of statements or representations by or on behalf of the Fund Parties (other than statements or representations contained in the registration statement, prospectus, SAI or any amendment thereof or supplement thereto, or sales literature for the Contracts not supplied by the Fund Parties) or wrongful conduct of the Fund Parties with respect to the sale or distribution of the Contracts or Shares of the Portfolios; or

(iii)           arise out of any untrue statement of a material fact contained in a registration statement, prospectus, SAI or sales literature covering the Contracts, or any amendment thereof or supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statement or statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Company by or on behalf of the Fund Parties; or

(iv)           arise as a result of any material failure by BRIL or the Adviser to provide the services or furnish the materials under the terms of this Agreement;

(v)           arise out of or result from any material breach of any representation and/or warranty made by BRIL or the Adviser in this Agreement or arise out of or result from any other material breach of this Agreement by BRIL or the Adviser;

as limited by and in accordance with the provisions of Sections 7.2(b) and 7.2(c) hereof.

(b)           Neither BRIL nor the Adviser shall be liable under this indemnification provision with respect to any Losses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party's willful misfeasance, bad faith, or gross negligence in the performance or such Indemnified Party's duties or by reason of such Indemnified Party's reckless disregard of obligations and duties under this Agreement or to the Company or the Accounts, whichever is applicable.

(c)           Neither BRIL nor the Adviser shall be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified BRIL and the Adviser in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify BRIL and the Adviser of any such claim shall not relieve BRIL or the Adviser from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision.  In case any such action is brought against the Indemnified Party, BRIL and the Adviser will be entitled to participate, at their own expense, in the defense thereof.  BRIL and the Adviser also shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the party named in the action.  After notice from BRIL and the Adviser to such party of BRIL and the Adviser's election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and BRIL and the Adviser will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

ARTICLE VIII.  Applicable Law

8.1.           This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York without reference to any conflict of laws provisions thereof that would cause the application of laws of any jurisdiction other than those of the State of New York.

8.2.           This Agreement shall be subject to the provisions of the 1933 and 1940 Acts as well as the Securities Exchange Act of 1934, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant, and the terms hereof shall be interpreted and construed in accordance therewith.

ARTICLE IX.  Termination

9.1.           This Agreement shall continue in full force and effect until the first to occur of:

(a) termination by any party, for any reason with respect to some or all Portfolios, by 90 days’ advance written notice delivered to the other parties or such shorter notice as is required by law, order or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party; or

(b) termination by the Company by written notice to BRIL and the Adviser based upon the Company's determination that Shares of the Portfolios are not reasonably available to meet the requirements of the Contracts; or

(c) termination by the Company by written notice to BRIL and the Adviser in the event any of the Portfolio's Shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such Shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d) termination by BRIL or the Adviser by written notice to the Company in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the insurance commission of any state, any state securities department, or any other regulatory body regarding the Company's duties under this Agreement or related to the sale of the Contracts, the operation of any Account, the administration of the Contracts or the purchase of the Portfolios’ Shares or an expected or anticipated ruling, judgment or outcome which would, in the reasonable judgment of BRIL or the Adviser, have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e) termination by the Company by written notice to BRIL and the Adviser in the event that formal administrative proceedings are instituted against BRIL, the Fund, BAL or BFA by the SEC or any state securities department or any other regulatory body or an expected or anticipated ruling, judgment or outcome which would, in the Company’s reasonable judgment, have a material adverse effect upon the ability such entity to perform its obligations under this Agreement; or

(f) termination by the Company by written notice to BRIL and the Adviser in the event that any Portfolio ceases to qualify as a regulated investment company under Subchapter M of the Code, or if the Company reasonably believes that any such Portfolio may fail to so qualify or comply; or

(g) termination by BRIL or the Adviser by written notice to the Company if BRIL or the Adviser shall determine, in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(h) termination by the Company by written notice to BRIL and the Adviser, if the Company shall determine, in its sole judgment exercised in good faith, that the Fund, BRIL, BAL or BFA has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity; or

(i) termination by BRIL or the Adviser if the Company breaches any representation, warranty or obligation under this Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt by the Company of notice in writing from BRIL or the Adviser of such breach; or

(j) termination by the Company if BRIL or the Adviser breaches any representation, warranty or obligation under this Agreement in a material respect and such breach shall continue unremedied for thirty (30) days after receipt by BRIL and the Adviser of notice in writing from the Company of such breach; or

(k) This Agreement may be terminated at the option of BRIL or the Adviser if interests in an Account under the Contracts are not registered, where required, and, in all material respects, are not issued or sold in accordance with any applicable federal or state law; or

(l) termination by any party upon assignment of this Agreement in contravention of the terms hereof; or

(m) termination by any party upon institution of formal proceedings relating to the legality of the terms and conditions of this Agreement by FINRA, the SEC, or any other regulatory body.

9.2.           Notwithstanding any termination of this Agreement, the Adviser will, upon the mutual written agreement of the parties hereto, continue to make available additional Shares of the Portfolios pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”).  Specifically, without limitation, upon the mutual written agreement of the parties hereto, the owners of the Existing Contracts will be permitted to reallocate investments in the Fund (as in effect on such date), redeem investments in the Fund and/or invest in the Fund upon the making of additional purchase payments under the Existing Contracts.  Nothing in this provision 9.2 shall prevent the Company from seeking, at its discretion, an order pursuant to Section 26(c) of the 1940 Act or any regulation or no-action letter issued thereunder to permit the substitution of other securities for shares of the Portfolios.  In the event the Company seeks a substitution order from the SEC, the Company will provide written notice to the Fund, BRIL and the Adviser of such substitution at least 45 days prior to the date of substitution.

9.3           In the event of a termination of this Agreement pursuant to this Article IX, if the Adviser, the Portfolios and/or any Alternative Payer remain obligated to pay fees to the Company pursuant to Section 6.4, the provisions of this Agreement shall remain in effect except for Section 9.1 and thereafter either BRIL, the Adviser or the Company may terminate the Agreement as so continued pursuant to this Section 9.3 upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but need not be greater than six months.

9.4           Notwithstanding any termination of this Agreement, each party's obligation under Article VII to indemnify the other party, as well as the parties’ obligations under Section 1.5., Section 1.7, Section 6.3, Section 9.5, Article XI, Section 12.4, and Schedule D shall survive.

9.5           Upon termination and upon request (and, if requested, at the expense of the requesting party), the other parties to this Agreement shall deliver to the requesting party the Account and Portfolio records which the requesting party may be required by law or regulation to have access to or to maintain.

ARTICLE X.  Notices

Any notice shall be sufficiently given when sent by registered or certified mail to the other parties at the address of such parties set forth below or at such other address as a party may from time to time specify in writing to the other parties.

If to the Company: Security Benefit Life Insurance Company Attention General Counsel One Security Benefit Place Topeka, Kansas 66636 – 0001
If to the Adviser: BlackRock Advisors, LLC Attn: Lisa Hill Managing Director U.S. Retail, Business Analytics 55 East 52nd Street New York, NY 10055	with a copy to: BlackRock, Inc. Attn: General Counsel 40 East 52nd Street New York, NY 10022
If to BRIL: BlackRock Investments, LLC Attn: Frank Porcelli Executive Managing Director, GCG 40 East 52nd Street New York, NY 10022	with a copy to: BlackRock Investments, LLC Attn: Rick Froio Chief Compliance Officer One Financial Center Boston, MA 02110

ARTICLE XI. Confidentiality; Intellectual Property

11.1           All confidential information of a party and of the third parties with which it does business, including without limitation information relating to computer systems, Contract owner data, customer lists and business plans, is collectively referred to as its “Confidential Information.” The basis point rates paid to the Company pursuant to this Agreement shall be deemed Confidential Information of the Fund Parties. Notwithstanding the foregoing, this shall not preclude the Company from making any required filings with its regulators; making any other disclosure required by law; or disclosing a range of fees paid to it by fund companies so long as the specific basis point rates used in such range are not attributed to any of the Fund Parties or any of their respective affiliates.  The Fund Parties shall treat as confidential the names and addresses of the owners of the Contracts. Each party shall treat as confidential all information reasonably identified as confidential in writing by any other party hereto. Except as expressly permitted by this Agreement and except for information provided pursuant to Schedule D which is governed by that section, each party hereto will: (i) keep and maintain all Confidential Information of the other parties in strict confidence, using such degree of care as is appropriate to avoid unauthorized use or disclosure; (ii) not, directly or indirectly, disclose any Confidential Information of the other party or parties to any third party, except with the other party’s or parties’ prior written consent or as permitted by this Agreement; and (iii) not make use of the other party’s or parties’ Confidential Information for its own purposes or the benefit of any party except the other.

11.2           Each party will be permitted to disclose the others’ Confidential Information only to its employees, legal counsel, auditors and agents (collectively, “Employees”) having a need to know the Confidential Information in connection with the performance of its obligations under this Agreement.  The parties will instruct their respective Employees as to their obligations under this Agreement.  Despite any contrary provision in this Agreement, any party may disclose the others’ Confidential Information to the extent required to comply with law, regulatory request or a court order; provided, however, that each party must promptly notify the other parties of receipt of a request for Confidential Information made pursuant to law, regulatory request or court order, give the other parties a reasonable opportunity to prevent the disclosure of the Confidential Information, and reasonably cooperate with the other parties in any efforts they make to prevent the disclosure of the Confidential Information.

11.3           Despite any contrary provision in this Agreement, Confidential Information of a party will not include information that: (i) is or becomes generally known to the public not as a result of a disclosure by the other parties, (ii) is rightfully in the possession of the other parties before disclosure by the first party, (iii) is independently developed by the other parties without reliance on the Confidential Information, or (iv) is received by the other parties in good faith and without restriction from a third party not under a confidentiality obligation to the first party and having the right to make such disclosure.  The parties each acknowledge that the disclosure of the others’ Confidential Information may cause irreparable injury to the others and damages which may be difficult to ascertain.  Therefore, each party will be entitled to injunctive relief upon a disclosure or threatened disclosure of any of its Confidential Information that would violate the terms of this Agreement.  Without limitation of the foregoing, each party will advise the others immediately in the event that it learns or has reason to believe that any person or entity which has had access to Confidential Information has violated or intends to violate the terms of this Agreement.

11.4           Except to the extent required by applicable law, no party shall use any other party’s names, logos, trademarks or service marks, whether registered or unregistered, without the prior consent of the other party.

11.5           For purposes of this Article XI, the Fund Parties shall be considered to be a “party”.

ARTICLE XII.  Miscellaneous

12.1           The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

12.2           This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

12.3           If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

12.4           Subject to Article XI hereof, each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the Kansas Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable insurance operations of the Company are being conducted in a manner consistent with the Kansas insurance laws and regulations and any other applicable law or regulations.

12.5           The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state or federal laws.

12.6           This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of the other party hereto, and any attempted assignment, transfer or other conveyance in violation of the foregoing shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns.

12.7           No amendment or modification of any provision of this Agreement will be binding unless in writing and executed by all parties to the Agreement.  No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.  Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement.  In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

12.8           This Agreement, including all exhibits, contains the entire agreement between the parties with respect to the transactions covered and contemplated hereunder, and supersedes all prior agreements and understandings between the parties relating to the subject matter hereof, including, without limitation, any agreements between the Company or its affiliates and (i) State Street Research & Management Company, its affiliates and/or the State Street Research mutual funds or (ii) FAM Distributors, Inc. and/or the mutual funds previously advised by Merrill Lynch Investment Managers or one of its affiliates.

12.9           Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between the Company and any Fund Party. The Company shall have no authority to act as agent for the Fund Parties in any matter or in any respect, except as described herein.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative.

Security Benefit Life Insurance Company	By its authorized officer
By:
Title:
Date:

Blackrock Advisors, LLC	By its authorized officer
By:
Title:
Date:

Blackrock Fund Advisors	By its authorized officer
By:
Title:
Date:

Blackrock Investments, LLC	By its authorized officer
By:
Title:
Date:

SCHEDULE A

Accounts – All accounts of the Company, including without limitation

SBL Variable Annuity Account XIV

Additionally, the “Accounts” will include any new Account created subsequent to the date hereof.

Contracts –

Security Benefit Advisor Variable Annuity
NEA Valuebuilder Variable Annuity
AEA Valuebuilder Variable Annuity
Retirement Income Director Variable Annuity

Additionally, the “Contracts” will include any new Contract created subsequent to the date hereof.

SCHEDULE B

EXPENSES

The Adviser or its designee and the Company will coordinate the functions and pay the costs of completing these functions based upon an allocation of costs in the tables below.  The term “Current” in this Schedule is defined as an existing Contract owner with value allocated to one or more Portfolios.  The term “Prospective” in this Schedule is defined as a potential new Contract owner.  The term “Fund” in the column titled “Party Responsible for Expense” in this Schedule means the Fund, the Adviser and/or any designee of the Adviser.

Item	Function	Party Responsible for Expense
Fund Summary Prospectus (or Statutory Prospectus if Summary Prospectus is not made available to Company)	Printing
Current: Fund (Company may choose to do the printing at Fund’s expense subject to Section 3.1 and Fund will pay a proportionate amount of the Company’s reasonable printing costs if there is a combined prospectus)*
Prospective: Company

	Distribution (including postage)	Current: Fund provided that Fund shall pay a proportionate amount of the Company’s reasonable distribution costs if there is a combined prospectus** Prospective: Company
Fund Summary Prospectus Supplements(or Statutory Prospectus Supplement if Summary Prospectus Supplement is not made available to Company)	Printing
Current: Fund (Company will choose to do the printing at Fund’s expense subject to Section 3.1 and acknowledges that Fund will provide Company with a PDF and will not be required to print these documents, and Fund will pay a proportionate amount of the Company’s reasonable printing costs if there is a combined prospectus supplement)*

Prospective: Company

	Distribution (including postage)	Current: Fund provided that Fund shall pay a proportionate amount of the Company’s reasonable distribution costs if there is a combined prospectus** Prospective: Company

Item	Function	Party Responsible for Expense
Fund SAI and Fund SAI Supplements	Printing	Company
	Distribution (including postage)	Company
Proxy Material for Fund	Printing, Distribution to Current (including postage), tabulation, solicitation	Fund
Fund Annual & Semi-Annual Report	Printing
Current: Fund (Company will choose to do the printing at Fund’s expense subject to Section 3.1 and acknowledges that Fund will provide Company with a PDF and will not be required to print these documents, and Fund will pay a proportionate amount of the Company’s reasonable printing costs if there is a Combined Report )*

Prospective: Company

	Distribution (including postage)	Current: Fund provided that Fund shall pay a proportionate amount of the Company’s reasonable distribution costs if there is a Combined Report** Prospective: Company
Contract Prospectus	Printing and Distribution (including postage)	Company
Contract Prospectus and SAI Supplements	Printing and Distribution (including postage)	Company
Contract SAI	Printing and Distribution (including postage)	Company
Other communication to Prospective and Current	Printing and Distribution (including postage)	If Required by Law or Fund – Fund If Required by Company – Company
Operations of the Fund
All operations and related expenses, including the cost of registration and qualification of Shares, taxes on the issuance or transfer of Shares, cost of management of the business affairs of a Fund, and expenses paid or assumed by a Fund pursuant to any Rule 12b-1 plan
Fund
Operations of the Accounts	Federal registration of units of separate account (24f-2 fees)	Company

*Printing:

Combined Prospectus/Prospectus Supplement (“Combined Prospectus”): Fund will pay the reasonable expenses of such printing to be proportionally borne by Fund by applying the following formula:  [A/B] x C where “A” equals the number of pages in the Combined Prospectus that is attributable to the Fund’s Prospectus, “B” equals the total number of pages of the Combined Prospectus, and “C” represents the total costs of printing the Combined Prospectus. The Company will provide the Fund with supporting documentation which is sufficient in the reasonable opinion of the Fund to enable the Fund or its designee to verify the expenses for which the Company requests reimbursement pursuant to the formula described above. For clarity, the Fund will only pay the costs described above with respect to printing the materials described above for existing Contract owners who own shares of the Fund and will not pay any costs in connection with printing such materials for prospective Contract owners.

Combined Fund Annual and Semi-annual Report (the “Combined Report”): Fund will pay the reasonable expenses of such printing to be proportionally borne by the Fund by applying the following formula:  [A/B] x C where “A” equals the number of pages in the Combined Report that is attributable to the Fund’s Report, “B” equals the total number of pages of the Combined Report and “C” represents the total reasonable costs of printing the Combined Report. The Company will provide the Fund with supporting documentation which is sufficient in the reasonable opinion of the Fund to enable the Fund to verify the expenses for which the Company requests reimbursement pursuant to the formula described above.  For clarity, the Fund will only pay the costs described above with respect to providing the materials described above to existing Contract owners who own shares of the Fund and will not pay any costs in connection with providing such materials to prospective Contract owners.

**Distribution:

Fund shall bear the reasonable expenses of distributing the Combined Prospectus and Combined Report to Contract owners.  Fund will pay the expenses of postage and mailing expenses to be proportionally borne by the Fund by applying the following formula:  [A/B] x C where “A” equals the number of pages in the Combined Prospectus/Report that is attributable to the Fund’s Prospectus/Report, “B” equals the total number of pages of the Combined Prospectus/Report and “C” represents the total costs of distributing the Combined Prospectus/Mailing Report. The Company agrees to provide the Fund with such information as may reasonably be requested by the Fund to insure that the Fund's postage and mailing expenses do not include the cost of distributing the Combined Prospectus or Combined Report other than to existing Contract owners and do not include the cost of distributing materials to Contract owners who do not own shares of the Fund. The Company will provide the Fund with supporting documentation which is sufficient in the reasonable opinion of the Fund to enable the Fund to verify the expenses for which the Company requests reimbursement pursuant to the formula described above.  For clarity, the Fund will only pay the costs described above with respect to providing the materials described above to existing Contract owners who own shares of the Fund and will not pay any costs in connection with providing such materials to prospective Contract owners.

SCHEDULE C

All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

1.	For purposes of this Schedule C, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.
The Adviser shall provide the Company with copies of the Summary Prospectuses and any supplements thereto in the same manner and at the same times as the Agreement requires that the Adviser provide the Company with Statutory Prospectuses.

3.
The Adviser represents and warrants that the Summary Prospectuses and the web site hosting of such Summary Prospectuses will comply with the requirements of Rule 498 applicable to the Fund and its Portfolios.  The Adviser further represents and warrants that it has appropriate policies and procedures in place to ensure that such web site continuously complies with Rule 498.

4.
The Adviser agrees that the URL indicated on each Summary Prospectus will lead Contract owners directly to the web page used for hosting Summary Prospectuses and that such web page will host the current Fund documents required to be posted in compliance with Rule 498. The Adviser represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(i) involving Contract owner requests for additional Fund documents made directly to the Fund or the Adviser, or one of their affiliates.  The Adviser further represents and warrants that any information obtained about Contract owners pursuant to this provision will be used solely for the purposes of responding to requests for additional Fund documents.

5.	The Company represents and warrants that it will respond to requests for additional Fund documents made by Contract owners directly to the Company or one of its affiliates.

6.	The Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

7.
At the Company’s request, the Adviser will provide the Company with URLs to the current Fund documents for use with Company’s electronic delivery of Fund documents or on the Company’s website.  The Adviser will be responsible for ensuring the integrity of the URLs and for maintaining the Fund’s current documents on the site to which such URLs originally navigate.

8.
If the Fund determines that it will end its use of the Summary Prospectus delivery option, the Adviser will provide the Company with at least 60 days’ advance notice of its intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus.  In order to comply with Rule 498(e)(1), the Fund shall continue to maintain its website in compliance with the requirements of this Agreement and Rule 498 for a minimum of 90 days after the termination of any such notice period.

9.	The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Schedule C as applicable.

10.
The parties agree that the Company is not required to distribute Summary Prospectuses to its Contract owners, but rather use of the Summary Prospectus will be at the discretion of the Company; provided that if the Company does not deliver the Summary Prospectus, it must deliver the Statutory Prospectus instead.  The Company agrees that it will give the Adviser sufficient notice of its intended use of the Summary Prospectuses or the Statutory Prospectus.

SCHEDULE D

Rule 22c-2 Compliance

Shareholder Information Schedule entered into by and between BlackRock Investments, LLC, and its successors, assigns and designees (“BRIL”) and the Intermediary.

For Schedule D, the following terms shall have the following meanings, unless a different meaning is clearly required by the contexts:

The term “Intermediary” shall mean Security Benefit Life Insurance Company which is (i) a broker, dealer, bank, or other entity that holds securities of record issued by the Fund in nominee name; (ii) in the case of a participant directed employee benefit plan that owns securities issued by the Fund (1) a retirement plan administrator under ERISA or (2) any entity that maintains the plan’s participant records; or (iii) an insurance company separate account.

The term “Fund” shall mean any open-ended management investment company that is registered or required to register under Section 8 of the Investment Company Act of 1940 and that are covered under this Agreement and for which BRIL acts as distributor, and includes (i) the investment adviser to or administrator for the Fund; and (ii) the transfer agent for the Fund. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.1 The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Intermediary.

The term “Shareholder” means the holder of interests in a variable annuity or variable life insurance contract issued by the Intermediary (“Contract”), or a participant in an employee benefit plan with a beneficial interest in a contract.

The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include the following: (i) transactions that are executed automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) transactions that are executed pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit or living benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii)

1As defined in SEC Rule 22c-2(b), term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

BRIL and the Intermediary hereby agree as follows:

Shareholder Information

1.           Agreement to Provide Information. Intermediary agrees to provide the Fund or its designee, upon written request of BRIL or the Fund, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government issued identifier (“GII”) and the Contract owner number or participant account number associated with the Shareholder, if known, of any or all Shareholder(s) of the account, and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or the account (if known) and transaction type (purchase, redemption, transfer of every purchase, redemption, transfer of Shares held through an account maintained by the Intermediary during the period covered by the request. Unless otherwise specifically requested by the Fund, the Intermediary shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions.

2.           Period Covered by Request. Requests must set forth a specific period, which generally will not exceed 90 days from the date of the request, for which transaction information is sought. BRIL and/or the Fund may request transaction information older than 90 days from the date of the request as they deem necessary to investigate compliance with policies (including, but not limited to, polices of the Fund regarding market-timing and the frequent purchasing and redeeming of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

3.           Form and Timing of Response. (a) Intermediary agrees to provide, promptly, but in any event not later than five (5) business days after receipt of a request from the Fund, BRIL or their designee, the requested information specified in Section 1. If requested by the Fund, BRIL or their designee, Intermediary agrees to use best efforts to determine promptly, but in any event not later than five (5) business days after receipt of a request, whether any specific person about whom it has received the identification and transaction information specified in Section 1 is itself a financial intermediary (as defined in Rule 22c-2) (“indirect intermediary”) and, upon further request of the Fund, BRIL or their designee, promptly, but in any event not later than five (5) business days after receipt of a request, either (i) provide (or arrange to have provided) the information set forth in Section 1 for those Shareholders who hold an account with an indirect intermediary or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund. Intermediary additionally agrees to inform the Fund whether it plans to perform (i) or (ii).

(b)           Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund, BRIL or their designee and the Intermediary; and

(c)           To the extent practicable, the format for any transaction information provided to the Fund, BRIL or their designee should be consistent with the NSCC Standardized Data Reporting Format.

4.           Limitations on Use of Information. BRIL and the Fund and their affiliates agree not to use the information received pursuant to this Agreement for any purpose other than as necessary to comply with the provisions of Rule 22c-2 or to fulfill other regulatory requests or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach-Bliley Act (Public Law 106-102) and comparable state laws.

5.           Agreement to Restrict Trading. Intermediary agrees to execute written instructions from BRIL or the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by BRIL or the Fund, in their sole discretion, as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies (including, but not limited to, policies of the Fund regarding market-timing and the frequent purchasing and redeeming or exchanging of Fund Shares or any other inappropriate trading activity) established or utilized by the Fund for the purpose of eliminating or reducing, or that would result in, any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to BRIL or the Fund in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

Security.BenefitRule22c-2@securitybenefit.com

6.           Form of Instructions. Instructions to restrict or prohibit trading must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

7.           Timing of Response. Intermediary agrees to execute instructions to restrict or prohibit trading as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

8.           Confirmation by Intermediary. Intermediary must provide written confirmation to BRIL and the Fund that instructions to restrict or prohibit trading have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

EXHIBIT A

Part I.

(a)
For Operational Services that the Company or its designee provides for the Fund with respect to Accounts that hold Shares of the equity Portfolios (except index portfolios) of the Fund, the Adviser or its designee shall pay to the Company an annual fee (calculated quarterly) equal to the product of (i) twenty five basis points (0.25%) and (ii) the average daily assets attributable to Shares of such equity Portfolios of the Fund held in the Fund Accounts.

(b)
For Operational Services that the Company or its designee provides for the Fund with respect to Accounts that hold Shares of the fixed income Portfolios (except index portfolios) of the Fund, the Adviser or its designee shall pay to the Company an annual fee (calculated quarterly) equal to the product of (i) fifteen basis points (0.15%) and (ii) the average daily assets attributable to Shares of such fixed income Portfolios of the Fund held in the Fund Accounts.

(c)
For Operational Services that the Company or its designee provides for the Fund with respect to Accounts that hold Shares of the index Portfolios (including BlackRock S&P 500 Stock Fund) of the Fund, the Adviser or its designee shall pay to the Company an annual fee (calculated quarterly) equal to the product of (i) five basis points (0.05%) and (ii) the average daily assets attributable to Shares of the index Portfolios of the Fund held in the Fund Accounts.

(d)
If there is a share class reclassification or fund reorganization with respect to a share class or portfolio held by an Account on the date of the reclassification or fund reorganization, fees for Operational Services applicable to the original share class or portfolio on the date of the reclassification or fund reorganization will continue to be applicable to the reclassified share class or reorganized portfolio provided that the Company’s invoices correctly reflect the reclassified share class or fund reorganization, as applicable, and any associated fee(s).

Part II.

Invoices will be submitted to the Adviser or its designee by the Company’s affiliate, Security Financial Resources, Inc. (“Security Financial”), at NonStandard.Invoices@blackrock.com on a quarterly basis in a Microsoft Excel format and will include the following information:

1.	Total average daily assets during the period covered by the invoice by CUSIP and account.

2.	The basis point rate that applies to each CUSIP and account.

3.	The subtotal amounts due by CUSIP.

4.	The total amount due.

5.	Payment instructions (Wire/ACH).

6.	Invoice contact information for the Company.

Invoices must be received in a timely manner.  Any invoice which is received subsequent to six (6) months after the time period covered by the invoice may be subject to non-payment.  Additions or adjustments to previously received invoices submitted subsequent to six (6) months after the time period covered by the invoice may also be subject to non-payment.

The Company hereby authorizes the Adviser or its designee to (i) pay to the Company amounts owed under invoices submitted pursuant to this Agreement based on invoices submitted to the Adviser or its designee by Security Financial and (ii) correspond directly with Security Financial regarding the invoices.  The Company will require Security Financial to provide one invoice to the Adviser or its designee for all amounts owed pursuant to agreements executed between (i) the Company or any of its affiliates and (ii) the Adviser or any of its affiliates for Operational Services with respect to the Fund.  Amounts owed pursuant to each agreement will be segregated on the invoice.  For the avoidance of doubt, the invoice will not include fees for Operational Services with respect to the BlackRock Variable Series Funds, Inc. owed pursuant to the Services Agreement between BlackRock Variable Series Funds, Inc., BRIL, BAL and the Company, executed as of March 16, 2011 and effective as of April 1, 2011.

The parties acknowledge and agree that the Operational Services associated with the funds, plans, assets and/or accounts covered under this Agreement (“Assets”) will not be subject to fees or any additional payment arrangements between (i) the Company or any of its affiliates or subcontractors and (ii) any of the Fund Parties or any of their respective affiliates other than as described in this Agreement.  The Company, its affiliates, and its subcontractors will not invoice any of the Fund Parties or any of their respective affiliates for duplicative fees as described in the preceding sentence.  If any affiliate or subcontractor of the Company invoices any of the Fund Parties or any of their respective affiliates for Operational Services with respect to the Assets, upon the Company’s discovery of such occurrence or upon the request of the Adviser, the Company will promptly refund to the Adviser or its designee any duplicative fees paid to the Company or any of its affiliates or subcontractors.

Any invoices shall only cover time periods for which Shares of the Portfolios are held in the Accounts, and the Company has provided Operational Services in conformity with the terms and conditions of this Agreement and otherwise complied with the terms and conditions of this Agreement.

Part III.

The Company is eligible to be paid for providing Operational Services under the compensation terms of the Agreement with respect to all A, Institutional, R, C and Service share classes of the BlackRock open-end equity, fixed income, and index funds which are available for investment pursuant to the terms of their applicable Prospectus, with the exception of the exclusions listed below. The parties agree to amend these exclusions as needed from time to time by mutual consent.

EXCLUDED FROM PAYMENTS UNDER THE TERMS OF THIS AGREEMENT

The Company shall not be entitled to be paid pursuant to this Agreement for providing Operational Services with respect to the following share classes, funds, plans, assets and/or accounts:

Share classes:

B share class
BlackRock share class
K share class
Prime share class (A1, A2, B1, B2, C1, C2…)

Funds, assets, plans and/or accounts:

529 assets
BlackRock Bond Allocation Target Series (All Series)
BlackRock Closed End Funds (All Funds)

BlackRock CoreAlpha Bond Fund
BlackRock Institutional Trust Company N.A. Collective Trust Funds (All Funds)
BlackRock Money Market Funds (All Funds)

FDP Series, Inc. (All Series)
Managed Account Series (Restricted Series Only)
iShares